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                                                                                                                    EXHIBIT 12


                                                     TEREX CORPORATION
                                     CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (amounts in millions)



                                                                    Three Months Ended                     Six Months Ended
                                                                         June 30,                              June 30,
                                                           ------------------------------------  -----------------------------------
                                                                 2004               2003                2004               2003
                                                           ----------------  ------------------  ------------------  ---------------
      Earnings:
      Income (loss) before income taxes...............     $    73.6         $   (64.9)          $      98.0         $     (48.3)

        Adjustments:
          Minority interest in losses of consolidated
          subsidiaries................................          ---               ---                   ---                 ---
          Undistributed (income) loss of less than
          50% owned investments.......................          ---               ---                   ---                 ---
          Distributions from less than 50% owned
          investments.................................          ---               ---                   ---                 ---
          Fixed charges...............................          29.3              32.8                  58.1                64.2
                                                           ----------------  ------------------  ------------------  ---------------
        Earnings......................................         102.9             (32.1)                156.1                15.9
                                                           ----------------  ------------------  ------------------  ---------------

      Fixed charges, including preferred accretion:
        Interest expense, including debt discount
          amortization................................          23.4              26.6                  45.9                52.5
        Accretion of redeemable convertible preferred
          stock......................................           ---               ---                   ---                 ---
        Amortization of debt issuance costs...........           1.3               1.4                   2.7                 2.7
        Portion of rental expense representative of
          interest factor (assumed to be 33%).........           4.6               4.8                   9.5                 9.0
                                                           ----------------  ------------------  ------------------  ---------------

        Fixed charges.................................     $    29.3         $    32.8           $      58.1         $      64.2
                                                           ----------------  ------------------  ------------------  ---------------
      Ratio of earnings to fixed charges..............           3.5x             ---                    2.7x               ---
                                                           ================  ==================  ==================  ===============
      Amount of earnings deficiency for coverage of
        fixed charges.................................     $    ---          $    64.9           $      ---          $      48.3
                                                           ================  ==================  ==================  ===============
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